Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-122812 of Jamba, Inc. (formerly Services Acquisition Corp. International) on Form S-3 of our report dated October 6, 2006 related to the financial statements of Jamba Juice Company and Subsidiary as of June 27, 2006 and June 28, 2005 and for each of the three fiscal years in the period ended June 27, 2006, appearing in this Current Report on Form 8-K of Jamba, Inc. dated November 29, 2006.

/s/ Deloitte & Touche LLP

San Francisco, California

December 1, 2006